EXHIBIT 7.14


Gentlemen:

         I have been advised that I might be considered to be an "affiliate" of ReadiCare, Inc. ("ReadiCare") for purposes of Rule 145 under the Securities Exchange Act of 1933, as amended (the "1933 Act"), and for purposes of generally accepted accounting principles as such term relates to pooling of interests accounting treatment for certain business combinations or the Securities and Exchange Commission's Staff Accounting Bulletin No. 65.

         HEALTHSOUTH Corporation ("HEALTHSOUTH"), Warwick Acquisition Corporation and ReadiCare have entered into a Plan and Agreement of Merger dated as of the 11th day of September, 1996 (the "Plan of Merger"). Upon consummation of the transactions contemplated by the Plan of Merger (the "Merger"), I will receive shares of capital stock of HEALTHSOUTH for all of the shares of capital stock of ReadiCare owned by me or as to which I may be deemed a beneficial owner. I own _______ shares of common stock of ReadiCare. Such shares will be converted in the Merger into shares of common stock of HEALTHSOUTH as described in the Plan of Merger. The shares of ReadiCare capital stock and HEALTHSOUTH capital stock owned by me or as to which I may deemed to be a beneficial owner prior to the Merger are hereinafter collectively referred to as the "Pre-Merger Stock" and the shares of HEALTHSOUTH capital stock received by me in the Merger are hereinafter collectively referred to as the "Exchange Stock". This agreement is hereinafter referred to as the "Letter Agreement".

         I represent and warrant to, and agree with, HEALTHSOUTH, ReadiCare and the Subsidiary that:

         A. I have read this Letter Agreement and the Plan of Merger and have discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Pre-Merger Stock and Exchange Stock, to the extent I felt necessary, with my counsel or counsel for ReadiCare.

         B. The shares of common stock of HEALTHSOUTH that I shall receive in exchange for my shares of common stock of ReadiCare are not being acquired by me with a view to their distribution except to the extent and in the manner provided for in paragraph (d) of Rule 145 under the 1933 Act.

         C. I agree with you not to dispose of any such shares of common stock of HEALTHSOUTH in any manner that would violate Rule 145.

         I further agree with you that the certificate or certificates representing such shares of common stock of HEALTHSOUTH may bear a legend referring to the restrictions on disposition thereof in accordance with the provisions of the foregoing paragraph and that stop transfer instructions may be filed with respect to such shares with the transfer agent for such shares.

         D. I understand that stop transfer instructions will be given to HEALTHSOUTH, ReadiCare and their respective transfer agents, as the case may be, with respect to the shares of Pre-Merger Stock and the Exchange Stock in connection with the restrictions set forth herein.


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         E. Notwithstanding the foregoing and any other agreements on my part in connection with the Pre-Merger Stock and the Exchange Stock, I hereby agree (i) that I will not sell or otherwise reduce my risk relative to any shares of Pre-Merger Stock during the period of thirty days prior to the effective date of Merger and (ii) that I will not sell or otherwise reduce my risk relative to any shares of Exchange Stock until financial results covering at least thirty days of combined operations have been published following the effective date of the Merger so as to ensure that the Merger qualified as a pooling of interests for accounting purposes.

         It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Plan of Merger is terminated pursuant to the terms thereof.

         The agreements made by me in the foregoing paragraphs are on the understanding and condition that you agree, in the event that any shares may be disposed of in accordance with the provisions of paragraph E above, to deliver in exchange for the certificate or certificates representing such shares a new certificate or certificates representing such shares not bearing the legend and not subject to the stop transfer instruction referred to in paragraph D above, and so long as I hold shares of stock subject to the provisions of the foregoing paragraph (but not for a period in excess of two years from the date of consummation of the Merger) to file with the Securities and Exchange Commission or otherwise make publicly available all information about HEALTHSOUTH, to the extent available to you without unreasonable effort or expense, necessary to enable me to resell shares under the provisions of paragraph (d) of Rule 145.

         This   Letter   Agreement   shall  be  binding   on  my  heirs,   legal
representatives and successors.

                                             Very truly yours,


                                             -----------------------------------
                                                     [Name of Stockholder]